Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS SECOND QUARTER

REVENUE OF $274.0 MILLION AND EPS OF $0.17

TECH FLEX UP 7.6% SEQUENTIALLY AND 15.4% YEAR-OVER-YEAR

TAMPA, FL., August 2, 2011 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its second quarter of 2011. Revenue for the quarter ended June 30, 2011 was $274.0 million compared to $262.4 million for the quarter ended March 31, 2011, an increase of 4.4% and compared to $246.1 million for the quarter ended June 30, 2010, an increase of 11.3%. For the quarter ended June 30, 2011, Kforce reported net income of $6.8 million, or $0.17 per share, versus $4.8 million, or $0.12 per share, for the quarter ended March 31, 2011, an increase of 40.2% in net income and 41.7% in EPS. Net income and EPS for the second quarter of 2011 increased 31.9% and 30.8%, respectively, versus the second quarter of 2010, which had net income of $5.1 million, or $0.13 per share.

“We are pleased with the performance of our Technology (Tech) and Health Information Management (HIM) businesses and the continued strength in Search, which are up 15.2%, 21.2% and 23.5%, respectively, on a year-over-year basis. However, we are not satisfied with the performance of our government and Kforce Clinical Research businesses or the mortgage related component of Finance & Accounting (FA), which continue to be impacted by their particular operating environment challenges. We believe we have made significant progress adjusting our operating models in these businesses and have confidence in our great teams. Overall, we are pleased with our quarterly revenues of $274.0 million, which represents a Firm record, and earnings of $0.17 per share. This represents year-over-year growth of 11.3% and 30.8%, respectively. We continue to leverage our National Recruiting Center (NRC) and Strategic Accounts teams to capture revenue opportunities and provide operating expense leverage. We plan to continue optimizing the investments we have made and to be selective regarding additional investments during this uncertain economic environment.

We believe Kforce is well positioned to service our clients’ increasing desire for a more flexible workforce during this unique temporary employment-led recovery. We remain committed to our goal to surpass prior peak earnings in the cycle with a higher quality revenue stream that is less dependent upon permanent placement revenue,” said David L. Dunkel, Chairman and CEO.

William L. Sanders, President said, “Our key performance indicators and discussions with clients indicate that demand continues to be solid, particularly in Tech, HIM and FA. Against this backdrop, Kforce is committed to our operational objectives for 2011 and beyond to further penetrate and accelerate growth at existing strategic accounts, compete for additional customer share and selectively target new accounts where our service offerings and business model add value to our clients. We also expect to continue to improve profitability through the leverage that exists in our highly advanced operating platform and by further evolving the NRC, which allows us to profitably serve certain clients and niches that would not be possible under a traditional staffing model. We remain focused on adapting to the changing needs of all of our businesses to optimize performance and position the Firm for long-term success.”

Mr. Sanders noted additional operational results for the second quarter include:

•	Flex revenue of $261.8 million in Q2 ‘11 increased 3.8% from $252.3 million in Q1 ‘11 and increased 10.8% from $236.3 million in Q2 ‘10.

•	Flex revenue per billing day of $4.1 million in Q2 ‘11 increased 2.1% over Q1 ‘11 and increased 10.8% over Q2 ‘10.

•	Sequential percentage changes in Flex revenue by segment were a 7.6% increase for Tech, 1.6% increase for HLS, 0.7% decrease for FA and 6.0% decrease for Government Solutions.

•	Search revenue of $12.2 million in Q2 ‘11 increased 20.6% from $10.1 million in Q1 ‘11 and increased 23.5% from $9.9 million in Q2 ‘10.

Joseph J. Liberatore, Chief Financial Officer, said, “We are pleased with second quarter results, particularly in our continued ability to demonstrate strong discipline in controllable areas of the Firm, such as expense management and collection of accounts receivable. We continue to be confident in the long-term outlook of our business. The second quarter of 2011 contained 64 billing days compared to 63 billing days in Q1 ‘11, and 64 billing days in Q2 ‘10. We believe our second quarter results reflect our strong culture, tenured sales associate population and a continued focus on execution in all aspects of the business, including improving client relationships, solid expense management and continued efficiencies and operating leverage provided by the NRC.”

Financial highlights for the second quarter include:

•

Flex gross profit increased 130 basis points to 28.4% in Q2 ‘11 from 27.1% in Q1 ‘11 and decreased 60 basis points from 29.0% in Q2 ‘10, which was primarily attributable to a combination of compressed bill/pay spread and increased payroll taxes.

•	Selling, general and administrative expenses as a percentage of revenue increased 70 basis points to 26.3% in Q2 ‘11 from 25.6% in Q1 ‘11 and decreased 60 basis points from 26.9% in Q2 ‘10.

•	Adjusted EBITDA for Q2 ‘11 was $17.3 million, an increase of 22.6% from $14.1 million in Q1 ‘11 and an increase of 25.8% from $13.7 million in Q2 ‘10.

•

Bank debt at the end of Q2 ‘11 was $18.9 million, reflecting an increase of $8.1 from $10.8 million at the end of Q4 ‘10. This increase was primarily related to the open market repurchase of 0.9 million shares of common stock for $13.3 million during 2011.

•	Earnings per share for Q2 ‘11 was $0.17, an increase of 41.7% from $0.12 per share in Q1 ‘11 and an increase of 30.8% from $0.13 in Q2 ‘10.

Mr. Liberatore stated, “In addition, looking forward to the third quarter of 2011, we expect revenue may be in the $276 million to $283 million range and earnings per share in the range of $0.17 to $0.19. Both the second and third quarters of 2011 have 64 billing days.”

On Tuesday, August 2, 2011, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 877-344-3890. The replay of the call will be available from 7:00 p.m. Eastern Time Tuesday, August 2 to August 17, 2011 by dialing (800) 642-1687, passcode 24321868.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until August 17, 2011.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 2,100 associates and approximately 10,200 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 64 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749

About Kforce Government Solutions (KGS)

KGS provides innovative technology, financial management, data architecture and continuous process improvement and finance and accounting solutions primarily to federal government clients. KGS, with approximately 600 professionals currently on assignment, has been partnering with our clients since 1970 to successfully solve their challenges. KGS’ in-depth operational knowledge and understanding of Federal Agencies, the Defense Department, Homeland Security and industry best practices, combined with expert and highly-skilled professionals, have resulted in a comprehensive portfolio of technologically advanced and innovative consulting solutions designed to guide clients through today’s environment of complex challenges, risk, and cost. For more information, visit http://www.kforcegov.com/.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health and Life Sciences and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,
	2011	2011	2010

Revenue by function:
Technology	$154,534	$143,180	$134,091
Finance & accounting	54,774	53,832	43,434
Health & life sciences	42,735	42,023	41,521
Government solutions	21,946	23,353	27,091

Total revenue	273,989	262,388	246,137

Revenue by time:
Flex	261,808	252,289	236,270
Search	12,181	10,099	9,867

Total revenue	273,989	262,388	246,137

Costs of services	187,341	183,875	167,742

Gross profit	86,648	78,513	78,395
GP %	31.6%	29.9%	31.9%
Flex GP %	28.4%	27.1%	29.0%

Selling, general & administrative expenses	72,163	67,223	66,222
Depreciation & amortization	3,211	3,336	3,137

Income from operations	11,274	7,954	9,036
Other expense, net	335	316	269

Income before income taxes	10,939	7,638	8,767

Income tax expense	4,154	2,798	3,623

Net income	$6,785	$4,840	$5,144

Earnings per share - diluted	$0.17	$0.12	$0.13
Adjusted EBITDA per share	$0.43	$0.34	$0.34
Shares outstanding - diluted	40,465	40,897	40,532

Adjusted EBITDA	$17,276	$14,088	$13,734

Other information:
Capital expenditures	$1,400	$1,704	$31,340
Equity-based compensation expense, net	$1,762	$1,790	$1,096
Working capital	$71,969	$64,761	$79,453

Selected balance sheet information:
Cash and cash equivalents	$685	$448	$410
Accounts receivable, less allowances	$166,724	$163,151	$142,912
Total assets	$404,923	$402,798	$386,067
Bank debt	$18,934	$25,340	$38,000
Total liabilities	$147,061	$149,199	$146,693
Total stockholders’ equity	$257,862	$253,599	$239,375

Billing days	64	63	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q2 2011	Q1 2011	Q2 2010

Total Firm
Flex revenue (000’s)	$261,808	$252,289	$236,270
Revenue per billing day (000’s)	$4,091	$4,005	$3,692
Sequential flex revenue change	3.8%	2.0%	8.0%
Hours (000’s)	4,581	4,473	4,014
Flex GP %	28.4%	27.1%	29.0%

Search revenue (000’s)	$12,181	$10,099	$9,867
Placements	933	741	751
Average fee	$13,058	$13,627	$13,134
Billing days	64	63	64

Technology
Flex revenue (000’s)	$149,997	$139,413	$129,961
Revenue per billing day (000’s)	$2,344	$2,213	$2,031
Sequential flex revenue change	7.6%	0.7%	11.6%
Hours (000’s)	2,403	2,273	2,065
Flex GP %	27.1%	26.2%	27.5%

Search revenue (000’s)	$4,537	$3,767	$4,130
Placements	313	266	275
Average fee	$14,488	$14,166	$14,990

Finance & Accounting
Flex revenue (000’s)	$47,522	$47,865	$38,152
Revenue per billing day (000’s)	$743	$760	$596
Sequential flex revenue change	-0.7%	0.7%	6.8%
Hours (000’s)	1,393	1,415	1,157
Flex GP %	29.5%	27.3%	29.7%

Search revenue (000’s)	$7,252	$5,967	$5,282
Placements	594	457	453
Average fee	$12,218	$13,052	$11,665

Health & Life Sciences
Flex revenue (000’s)	$42,343	$41,658	$41,066
Revenue per billing day (000’s)	$662	$661	$642
Sequential flex revenue change	1.6%	9.2%	2.6%
Hours (000’s)	522	530	491
Flex GP %	30.4%	28.9%	30.6%

Search revenue (000’s)	$392	$365	$455
Placements	26	18	23
Average fee	$15,004	$20,268	$19,858

Government Solutions
Flex revenue (000’s)	$21,946	$23,353	$27,091
Revenue per billing day (000’s)	$343	$371	$423
Sequential flex revenue change	-6.0%	0.2%	2.1%
Hours (000’s)	263	255	301
Flex GP %	31.7%	29.3%	32.6%

Kforce Inc.

Key Statistics — Health & Life Sciences

(Unaudited)

	Q2 2011	Q1 2011	Q2 2010

Clinical Research

Flex revenue (000’s)	$25,742	$25,731	$27,488
Revenue per billing day (000’s)	$402	$408	$430
Sequential flex revenue change	0.0%	14.4%	1.9%
Hours (000’s)	270	272	295
Flex GP %	26.7%	26.4%	29.0%

Search revenue (000’s)	$224	$298	$203
Placements	10	11	9
Average fee	$22,433	$27,059	$22,517

Health Information Management

Flex revenue (000’s)	$16,601	$15,927	$13,578
Revenue per billing day (000’s)	$260	$253	$212
Sequential flex revenue change	4.2%	1.8%	3.9%
Hours (000’s)	252	258	196
Flex GP %	36.2%	33.0%	33.9%

Search revenue (000’s)	$168	$67	$252
Placements	16	7	14
Average fee	$10,408	$9,596	$18,137

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Quarterly Adjusted EBITDA

	Three Months Ended
	Jun. 30,		Mar. 31,		Jun. 30,
	2011		2011		2010
	$	Per share	$	Per share	$	Per share

Net income	$6,785	$0.17	$4,840	$0.12	$5,144	$0.13
Depreciation & amortization	3,211	0.08	3,336	0.08	3,137	0.08
Amortization of restricted stock & PARS	2,837	0.07	2,821	0.07	1,511	0.03
Interest expense and other	289	0.01	293	0.00	319	0.01
Income tax expense	4,154	0.10	2,798	0.07	3,623	0.09

Adjusted EBITDA	$17,276	$0.43	$14,088	$0.34	$13,734	$0.34

Weighted average shares outstanding - diluted	40,465		40,897		40,532

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income before non-cash impairment charges, interest, income taxes, depreciation and amortization and amortization of stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

Quarterly Net Income before Equity-Based Compensation Expense

	Three Months Ended
	Jun. 30,		Mar. 31,		Jun. 30,
	2011		2011		2010
	$	Per share	$	Per share	$	Per share

Net income	6,785	$0.17	$4,840	$0.12	$5,144	$0.13
Equity-based compensation expense, net:
Alternative LTI expense	4	0.00	3	0.00	280	0.01
Amortization of restricted stock & PARS	2,837	0.07	2,821	0.07	1,511	0.03
Income tax benefit	(1,079)	(0.03)	(1,034)	(0.03)	(695)	(0.02)

Equity-based compensation expense, net	1,762	0.04	1,790	0.04	1,096	0.02

Net income before equity-based compensation expense	$8,547	$0.21	$6,630	$0.16	$6,240	$0.15

Weighted average shares outstanding - diluted	40,465		40,897		40,532

“Net Income before Equity-Based Compensation Expense”, a non-GAAP financial measure, is defined as net income before compensation expense incurred in conjunction with share-based payment awards and alternative long-term incentive awards. Kforce measures the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

Adjusted EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.